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                                                            EXHIBITS 5 and 23(a)




                      [CMS ENERGY CORPORATION LETTERHEAD]


                                                     MICHAEL D. VAN HEMERT, ESQ.
                                                       ASSISTANT GENERAL COUNSEL




April 15, 1999


CMS Energy Corporation
Fairlane Plaza South, Suite 1100
330 Town Center Drive
Dearborn, MI 48126

Ladies and Gentlemen:

This opinion is given in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by CMS Energy Corporation (the "Corporation") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "Securities Act"), relating to the registration of Common Stock, $.01 par value, of the Corporation (the "Common Stock") which may be issued upon a distribution or withdrawal of the value of units credited to the employees' account in the Employees' Savings & Incentive Plan of Consumers Energy Company.

I am of the opinion that when the applicable provisions of the Securities Act are complied with, the Common Stock will be, as and when acquired in accordance with the terms and conditions of the Plan, legally issued, fully paid and nonassessable.

I do not find it necessary for the purposes of this opinion to cover, and accordingly express no opinion as to, the application of the securities or Blue Sky Laws of the various states to the sale of the Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Michael D. Van Hemert